Exhibit 99.1
DESCRIPTION OF OUR BUSINESS
General
      Bally Total Fitness Holding Corporation is the largest publicly-traded commercial operator of fitness centers in North America in terms of members, revenues and square footage of its facilities. As of August 31, 2005, we operated 414 fitness centers. Our fitness centers are concentrated in major metropolitan areas in 29 states, the District of Columbia and Canada, with more than 350 fitness centers located in the top 25 metropolitan areas in the United States and Toronto, Canada. We operate fitness centers in over 45 major metropolitan areas representing approximately 60% of the United States population and 16% of the Canadian population.
      The vast majority of our fitness centers are operated under the Bally Total Fitness branded service mark (including upscale fitness centers known as Bally Sports Clubs). We believe the nationwide use of the service mark enhances brand identity.
      The Company was founded in 1962 and incorporated in Delaware in 1983. Since its inception, the Company’s business, its markets, the services it offers and the way it conducts its business have changed significantly and are expected to continue to change and evolve. These changes are primarily the result of increasing awareness of the need for exercise, weight control, good nutrition and a healthy lifestyle among adults in the United States and Canada. We began in 1997 offering members additional products and services including personal training, Bally-branded apparel, Bally-branded nutritional products and, beginning in 2003, a weight loss program.
      Since becoming a public company in 1996, Bally has raised significant capital used to acquire new clubs, remodel existing clubs and purchase additional or replacement equipment. Between 1997 and 2002, the Company focused on growth through new clubs, both acquired and internally developed. During that period the Company bought or opened 152 fitness centers.
      Beginning with a change of management in 2003, we changed our focus and our business plan, scaling back our club expansion plans and focusing on improving operating margins and cash flows from our existing fitness centers. The first phase of our new business plan focuses on operating efficiencies, as well as training our employee base, selling more memberships, and improving our membership retention. Our principal strategies for achieving success on these initiatives include introducing month-to-month memberships, developing a new marketing strategy, making customer service a priority and optimizing our product and service offerings.
      The second phase or our new business plan is implementation of our new club staffing and accountability model we call our “New Club Model” (“NCM”), which calls for each fitness center to be run by a general manager accountable for the profitability of their fitness center. We have also focused on cross-training employees to serve in a variety of positions in the fitness centers so we can achieve optimal staffing profiles as well as so our employees can service both the fitness and sales needs of our current and prospective members. We believe the combination of increased accountability and cross-trained employees will improve customer service, and, ultimately, member retention. Our principal strategies in this phase of our plan include creating a more simple, friendly process for joining Bally that provides customers with flexibility and options, properly aligning the compensation incentives for all employees to promote profitability, continuing to improve customer service, growing our product and service offerings, leveraging consumer health trends and improving operating efficiencies. We expect to substantially implement this phase of our business plan by the first half of 2006.
      As the third phase of our business plan, management intends to improve the Company’s financial condition by modifying its capital structure, as well as divesting non-core assets, including, but not limited to, the sale of fitness centers. In connection with these efforts, on September 16, 2005, the Company announced it had entered into an agreement to sell the Crunch Fitness business and four other high-end fitness centers in San Francisco. The Company will also explore options to refinance its capital structure in order to reduce leverage and debt service requirements, allowing it to invest more of its operating cash flow in improvements to its fitness centers.
Membership Plans
      The Build Your Own Membership (“BYOM”) sales strategy was developed to modernize our approach to sales, improve our sales closing percentage, promote referrals of new members from existing members and improve customer satisfaction, thereby decreasing cancellations and improving customer retention. BYOM enables members to choose the type of membership (pay-as-you-go or value plan) and amenities, and thereby the pricing structure they prefer. Under BYOM, a member pays a modest enrollment fee at the time of joining and is given the option to select either a long-term contract at a reduced monthly rate or a month-to-month membership at a slightly higher rate, but with the flexibility to discontinue their membership at any point upon prior notice.
      Bally members pay monthly dues to maintain membership privileges. Monthly dues vary according to whether the customer chooses a long-term value membership or a more expensive “pay-as-you-go” option. Dues also vary based on which amenities are chosen by the customer to include in his/her membership. In the past, monthly payments made by our customers were significantly lower after expiration of the commitment period than during the commitment period. This practice led to retention that was higher than the industry average, but also resulted in lower average monthly payments from the roughly 75% of our members who were no longer in their initial commitment period. Under our new business model, the Company does not discount dues as deeply as it has in the past after a member’s commitment period ends.
Products and Services
      Our fitness center operations provide a unique platform for the delivery of value-added products and services to our fitness and wellness-conscious members. By integrating personal training, Bally-branded nutritional products, and our Built to FitSM nutrition and weight loss program into our core fitness center operations, we have positioned the Bally Total Fitness brand as the total source for all of our members’ fitness and nutrition needs.
Sales and Marketing
      To support our market position as the low-cost provider of quality health and fitness services, we devote substantial resources to marketing and promoting our fitness centers and services under each of the brands we operate. We believe strong marketing support is critical to attracting new members at both existing and new fitness centers. The majority of our fitness centers use the branded service mark “Bally Total Fitness,” including 10 upscale fitness centers known as “Bally Sports Clubs.” The nationwide use of the service mark enhances brand identity and increases advertising efficiencies.
      We operate fitness centers in more than 45 major metropolitan areas representing approximately 60% of the United States population and 16% of the Canadian population with more than 350 of our fitness centers located in the top 25 metropolitan areas in the United States and Toronto, Canada. Concentrating our fitness centers in major metropolitan areas increases the efficiency of our paid marketing and advertising programs and enhances brand identity and word-of-mouth marketing.
      Historically, we primarily advertised on television and, to a lesser extent, through direct mail, newspapers, telephone directories, radio, outdoor signage and other promotional activities. In late 2003, we fundamentally reshaped our entire marketing approach and organization, modernizing our creative approach and expanding our marketing message to reach multiple customer segments in the 18- to 54-year old demographic, rather than relying exclusively on our traditional 18- to 34-year old target audience. In addition to only targeting young consumers interested in improving their health, we added new specialty agencies to create advertising specifically targeting women, men, seniors and Hispanic consumers.
      Our sales and marketing programs emphasize the benefits of health, physical fitness, nutrition and exercise by appealing to the public’s desire to look and feel better, be healthier, experience an improved quality of life and live longer. Advertisements focus on Bally’s unique total fitness approach and are often augmented with a special advertised offer. We believe providing members a comprehensive solution to their fitness and nutrition needs, along with flexible membership and payment plans, our strong brand identity, effective national marketing programs and the convenience of multiple locations, constitute distinct competitive advantages.
      Our marketing efforts also include corporate memberships and in-club marketing programs. Open houses and other monthly in-club activities for members and their guests are used to foster member loyalty and introduce prospective members to our fitness centers. Referral incentive programs are designed to involve current members in the process of new member enrollments and enhance member loyalty. Direct mail reminders encourage renewal of existing memberships.
      We also attract membership interest from visitors to our internet home page at www.ballyfitness.com and continue to explore ways to use the internet as a customer relationship management tool. Recently, we have placed greater emphasis on the internet component of our marketing strategy by including our website address in all our television and print marketing materials. We also use the internet as a way to sell Bally goods and services. Increasingly, more of our members are using our website to conduct financial transactions such as reviewing account status and paying dues.
      In 2004, we continued to benefit from new and existing strategic marketing alliances heightening public awareness of our fitness centers and the Bally Total Fitness brand. Strategic alliances during 2004 included Yum! Brands, Sports Display, Inc., Pepsi-Cola Company, Muzak®, Discoverytm Channel, Sony®, Unilever (Dove®), Gatorade®, Mazda, Alberto Culver, Procter and Gamble, Kellogg Company and Hilton Hotelstm. These alliances provide the Company with an incremental source of revenue, as well as enhanced brand awareness through expansive marketing and through the association with other strong brands.
Fitness Centers and Operations
      Site selection. Our objective is to select highly-visible destination locations with high traffic volume, household density and proximity to other generators of retail traffic. Most of our fitness centers are located near regional, urban and suburban shopping areas and business districts of major cities. Since 2003, our strategy for new club development has been to add clubs to our largest, most profitable markets to reinforce our competitive position in those markets as well as to take advantage of existing marketing and operating synergies.
      Fitness center model. Our current prototype fitness center offers those fitness services our members use most frequently, such as well-equipped cardiovascular, strength and free weight training areas along with a wide variety of group fitness classes. These centers, typically 25,000 to 35,000 square feet, have recently averaged approximately 30,000 square feet and costs on average approximately $3 million to construct, exclusive of purchased real estate and exercise equipment. The prototype is designed to cost less to construct and maintain than our older facilities and has the capacity to accommodate significantly more members than older fitness centers of the same size because it focuses on the most widely-used amenities. We generally invest approximately $500,000 for exercise equipment in a prototype fitness center. We have developed a new version of our prototype that is designed to be more inviting with an updated color scheme, higher end finishes and a greater use of technology, albeit at a similar cost to build as our existing designs. These new clubs reflect of all of our experience in club development and management over the past 40 years and include innovations such as juice bar/front desk combinations for staffing efficiencies.
      Fitness center operations. Our overall goal is to maximize our members’ experience by providing an environment and an atmosphere conducive to fitness and wellness. Our new approach to fitness center operations focuses on staffing our centers with well-trained health and fitness professionals. This requires us to cross-train employees so they each have fitness skills, as well as sales skills. Once fully implemented, our trained personnel will offer orientations to new members on the recommended use of exercise equipment, as well as basic nutrition advice. Onsite personal trainers are and will continue to be available to assist in the development of a customized training regimen. Nutritional information and products are available at most of our clubs. We strive to employ friendly and helpful personnel committed to providing a high level of customer service, creating an environment that meets the needs of our members.
      Fitness centers vary in size, amenities and types of services provided. All of our fitness centers contain a wide variety of state-of-the-art progressive resistance, cardiovascular and conditioning exercise equipment, as well as free weights. Some fitness centers contain amenities such as saunas, steam rooms, whirlpools and swimming pools. Older facilities may contain tennis and/or racquetball courts. A member’s use of a fitness center may include group exercise programs or personal training instruction using Bally’s proprietary training methodology called dynamic personal training. Our unique personal training method focuses on a total body workout through the use of compound movements, small apparatus equipment, core conditioning, active recovery and partner-assisted stretching.
      Franchises. Pursuant to franchise agreements, five clubs in upstate New York, one club in Baton Rouge, Louisiana and one club in Jacksonville, Florida are operating or will operate in the United States as Bally Total Fitness brand clubs. Internationally, five clubs operate as Bally Total Fitness brand clubs pursuant to franchise agreements — one in the Bahamas, two in South Korea and two in Mexico. Pursuant to a joint venture agreement in which the Company holds a 35% interest with China Sports Industry Co., Ltd., 17 fitness centers are operated in China — one under the joint venture and 16 as franchisees. As of the date hereof, an additional franchise fitness center is under construction in China and two additional franchise fitness centers in South Korea are under construction.
Account Servicing
      All of our member services, collection and new member processing activities are handled by our Norwalk, California national service center, providing efficiencies through centralization of these high volume activities.
      All collections for past-due accounts are initially handled internally by our national service center. We systematically pursue past-due accounts by utilizing a series of computer-generated correspondence and telephone contacts. Our power-dialer system assists in the efficient administration of our in-house collection efforts. Based on a set period of delinquency, members are contacted by our collectors. Past due members are generally denied entry to the fitness centers. Delinquent accounts are generally written off after 90 or 194 days without payment, depending on delinquency history. Accounts written off are reported to credit reporting bureaus, and selected accounts are then sold to third-party collection group services.
      We prioritize our collection approach based on credit scores and club usage, among other criteria, at various levels of delinquency. By tailoring our membership collection approach to reflect a delinquent member’s likelihood of payment, we believe we can collect more of our membership receivables at a lower cost than using outside collection agencies. To credit score, we use a national bureau, which charges a nominal fee per account.
Customers
      The Company is not dependent on one customer or group of customers to generate future revenue opportunities. Our highest-volume fitness center accounted for approximately 1% of our net revenues during 2004.
Competition
      We are the largest publicly-traded commercial operator of fitness centers in North America in terms of members, revenues and square footage of facilities. We are the largest operator, or among the largest operators, of fitness centers in every major market in which we operate fitness centers. Within each market, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals, and businesses for their employees, the YMCA and similar organizations, and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight-reduction businesses, juice and smoothie companies, and the home-use fitness equipment industry. We also compete, to some degree, with entertainment and retail businesses for the discretionary income of our target markets. In addition, we face regional competition with increasingly large and well-capitalized fitness companies such as 24 Hour Fitness Worldwide, Inc., L.A. Fitness, Inc., Town Sports International Holdings, Inc. and Life Time Fitness, Inc. However, we believe our national brand identity, nationwide operating experience, membership options, significant advertising, ability to allocate advertising and administration costs over all of our fitness centers, purchasing power and account processing and collection infrastructure gives us distinct competitive advantages in our markets. Future competitive factors may emerge which may hinder our ability to compete as effectively.
      We believe competition has increased to some extent in certain markets from some regional competitors expanding their scope of operations, and due to the decrease in the barriers to entry into the market with financing available from, among others, financial institutions, landlords, equipment manufacturers, private equity sources and the public capital markets. We believe with our locations, our strong brand identity and our flexible and affordable membership plans, we have the flexibility to respond to competition as well as economic conditions.
      Our pursuit of new business initiatives, particularly the sale of weight loss services, nutritional products and apparel, has us competing against large, established companies with more experience selling products on a retail basis. In some instances, our competitors in these business initiatives have substantially greater financial resources than we have. We may not be able to compete effectively against these established companies.
Trademarks and Trade Names
      The majority of our fitness centers use the service mark “Bally Total Fitness”, including 10 upscale fitness centers that are known as “Bally Sports Clubs.” Other facilities operate under the names The Sports Clubs of Canada and Pinnacle Fitness. From 2002 through 2005, Crunch Fitness and Gorilla Sports brand names have been utilized by the Company. As noted above, on September 16, 2005 we entered into an agreement to sell the Crunch Fitness business, including the Crunch Fitness and Gorilla Sports brands. The use of our trademarks and service marks enhances brand identity and increases advertising efficiencies.
Seasonality of Business
      Historically, we have experienced greater membership originations in the first quarter and lower membership originations in the fourth quarter, while advertising expenditures are typically lower during the fourth quarter. This seasonality of membership also impacts the timing and revenue generation of our products and services business.
Employees
      At September 30, 2005, we had approximately 23,200 employees, including approximately 12,547 part-time employees. We are not a party to a collective bargaining agreement with any of our employees. Although we experience high turnover of non-management personnel, historically we have not experienced difficulty in obtaining adequate replacement personnel. Periodically, our sales personnel become somewhat more difficult to replace due, in part, to increased competition for skilled retail sales personnel in our industry and with other industries. We hope, however, that implementation of the BYOM and NCM programs will mitigate this difficulty by virtue of simplified enrollment programs and our ability to use other service staff in the membership enrollment process.
Government Regulation
      Our operations and business practices are subject to regulation at federal, state, provincial and local levels. The general rules and regulations of the Federal Trade Commission (the “FTC”) and of other federal, state, provincial and local consumer protection agencies apply to our franchising, advertising, sales and other trade practices.

      State and provincial statutes and regulations affecting the fitness industry have been enacted or proposed in all of the states and provinces in which we conduct business. Typically, these statutes and regulations prescribe certain forms and regulate the terms and provisions of membership contracts, including:

•	giving the member the right to cancel the contract, in most cases, within three business days after signing;

•	requiring an escrow for funds received from pre-opening sales or the posting of a bond or proof of financial responsibility; and, in some cases,

•	establishing maximum prices and terms for membership contracts and limitations on the financing term of contracts.
      In addition, we are subject to numerous other types of federal, state and provincial regulations governing the sale, financing and collection of memberships, including, among others, the Truth-in-Lending Act and Regulation Z adopted thereunder, as well as state and provincial laws governing the collection of debts. These laws and regulations are subject to varying interpretations by a large number of state, provincial and federal enforcement agencies and the courts. We maintain internal review procedures in order to comply with these requirements and believe our activities are in substantial compliance with all applicable statutes, rules and regulations.
      Under so-called “cooling-off” statutes in most states and provinces in which we operate, new members of fitness centers have the right to cancel their memberships for a period of three to 10 days after the date the contract was entered into and are entitled to refunds of any payment made. The amount of time new members have to cancel their membership contract depends on the applicable state or provincial law. Further, our membership contracts provide that a member may cancel his or her membership at any time for qualified medical reasons or if the member relocates a certain distance away from a Bally fitness center. The specific procedures for cancellation in these circumstances vary according to differing state and provincial laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due upon cancellation, which may offset any refunds owed.
      We are a party to some state and federal consent orders. The consent orders essentially require continued compliance with applicable laws and require us to refrain from activities not in compliance with those laws. From time to time, we make minor adjustments to our operating procedures to remain in compliance with those consent orders.
      Our nutritional products, and the advertising thereof, are subject to regulation by one or more federal agencies, including the Food and Drug Administration (the “FDA”) and the FTC. For example, the FDA regulates the formulation, manufacture and labeling of vitamin and other nutritional supplements in the United States, while the FTC is principally charged with regulating marketing and advertising claims.
      We are subject to state and federal labor laws governing our relationship with employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. Certain job categories are paid at rates related to the federal minimum wage. Accordingly, further increases in the minimum wage would increase labor costs. Our martial arts personnel are generally foreign nationals with expertise in their field and are, therefore, subject to applicable immigration laws and other regulations.

OUTSTANDING INDEBTEDNESS
      The Company has a significant amount of outstanding indebtedness. On September 30, 2005, the Company had total indebtedness of $764.0 million, including $193.7 million of borrowings under its Credit Agreement (excluding $14.0 million in letters of credit), and $535.0 million outstanding aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2007 (the “Notes”) and 10 1/2% Senior Notes due 2011 (the “Senior Notes”). As of October 17, 2005, the Company had $47.0 million borrowed and $13.9 million of letters of credit issued under the revolving credit facility of the Credit Agreement. The Company’s recent utilization of the revolving credit facility under the Credit Agreement is primarily attributable to the previously disclosed arbitration award payment, various fees related to the Consent Solicitations, the October 17, 2005 interest payment on the Notes and other working capital items.

RISK FACTORS
      The risks and uncertainties described below are intended to highlight risks and uncertainties that are specific to us, but are not the only risks and uncertainties we face. Additional risks and uncertainties, including those generally affecting the industry in which we operate or risks and uncertainties that we currently deem immaterial may also impair our business.
      The information contained herein includes forward-looking statements involving risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including those described in this section.
      You are further cautioned that we have not filed recent periodic reports with the SEC, and we intend to restate information disclosed in certain other reports previously filed with the SEC. In particular, we intend to restate our previously audited financial statements for 2000 through 2003. The financial statements for 2002, 2003 and 2004 will be audited by KPMG LLP. We also intend to restate our previously issued financial statements for the first quarter of 2004. These restatements will impact our 2005 results. The information in such previously filed reports and other information should not be relied upon.
Risks Relating to Our Ongoing Audits, Investigations and Legal and Regulatory Issues

In the event we fail to comply with the Reporting Covenant prior to the close of business on November 30, 2005, over $700 million of our existing indebtedness could become due and payable shortly thereafter.
      Pursuant to the Consent Agreements, holders of approximately 52.0% of outstanding Notes consented to an extension of the Original Waiver with respect to any Default or Event of Default that arose or may arise under the Indenture as a result of our failure to comply fully with the Reporting Covenant at any time prior to November 30, 2005, the New Waiver Expiration Date. In addition, we received a similar waiver extension from holders of our Senior Notes and consents from lenders under our Credit Agreement to the payment of consent fees and execution of the supplemental indenture. We will not be able to comply with the Reporting Covenant until completion of the multi-year audits, as described elsewhere herein. In the event such audits are not completed and we have not complied with the Reporting Covenant by the New Waiver Expiration Date, the waiver shall not be effective with respect to any Default or Event of Default that would exist after the close of business on the New Waiver Expiration Date. As a result of any Default Notices and the cross-default provision in the Credit Agreement, over $700 million of the Company’s existing indebtedness could become immediately due and payable shortly after the New Waiver Expiration Date. Our inability to obtain another waiver, refinance or reorganize these obligations on a timely basis could precipitate a bankruptcy or insolvency of our company.

We intend to restate our previously audited financial statements for 2000 through 2003 and are having our financial statements for 2002, 2003 and 2004 audited by KPMG LLP. We also intend to restate our previously issued financial statements for the first quarter of 2004. We believe the previously filed information about our historical operating results and business conditions for those periods and subsequent periods should not be relied upon.
      You should not rely on previously filed financial information regarding our results for our fiscal years ended 2000 through 2003 and the first quarter of 2004 because the financial information is subject to restatement. Furthermore, our results for 2005 will change as a result of the audits and restatements of the prior fiscal years.
      On November 15, 2004, we decided not to rely on the audit opinions of our prior auditors, Ernst & Young LLP, and retained our new auditors, KPMG LLP, to conduct a complete audit of our financial statements for the fiscal years set forth above. Our financial statements for 2000 through 2003 and the first quarter of 2004 and subsequent results that have been publicly filed with the SEC should not be relied upon. We cannot currently indicate what the results of our operations or financial condition for those restated periods will be. While we have indicated our expectations concerning certain financial accounting issues that will affect the restated results, the ongoing audit could result in additional changes to our prior reported periods, and these additional changes may be materially adverse to investors.

We have postponed the filing of our most recent periodic reports, and material information concerning our current operating results and financial condition is therefore unavailable. Our executive officers are presently unable to certify the accuracy of the recent results that we have announced.
      The information to be contained in our annual report on Form 10-K for the fiscal year ended December 31, 2004, and our quarterly reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, March 31, 2005, and June 30, 2005, is unavailable at this time.
      In addition, the financial information with respect to the quarter ended March 31, 2005, and the five-month period ended May 31, 2005 included in our Current Report on Form 8-K filed July 13, 2005, is unaudited and has not been reviewed by our auditors. Our auditors have advised us that, when they complete their audit, the financial information in such report is subject to change and such change could be material.

Any adverse outcome of investigations currently being conducted by the SEC or the U.S. Attorney’s Office could have a material adverse impact on us, on the trading prices of our securities and on our ability to access the capital markets.
      We are cooperating with investigations currently being conducted by the SEC and the U.S. Attorney’s Office. We cannot currently predict the outcome of either of these investigations, which could be material. Nor can we predict whether any additional investigation(s) will be commenced or, if so, the impact or outcome of any such additional investigation(s). Until these existing investigations and any additional investigations that may arise in connection with the historical conduct of the business are resolved, the trading prices of our securities may be adversely affected and it may be more difficult for us to raise additional capital or incur indebtedness or other obligations. If an unfavorable result occurred in any such investigation, we could be required to pay civil and/or criminal fines or penalties, or be subjected to other types of sanctions, which could have a material adverse effect on our operations. The trading prices for our securities or on our ability to access the capital markets, and our business and financial condition could be further materially adversely affected.

The impact of ongoing purported class action and derivative litigation may be material. We are also subject to the risk of additional litigation and regulatory action in connection with the restatement of our consolidated financial statements and in the ordinary course of business. The potential liability from any such litigation or regulatory action could adversely affect our business.
      In 2004, we restated our consolidated financial statements for the fiscal years ended December 31, 2003 and 2002. In connection with these restatements, we and certain of our former and current officers and directors have been named as defendants in a number of lawsuits, including purported class action and shareholder derivative suits. We cannot currently predict the impact or outcome of this litigation and these investigations, which could be material. The continuation and outcome of these lawsuits and investigations, as well as the initiation of similar suits and investigations, may have a material adverse impact on our results of operations and financial condition.
      As a result of the pending restatements of our consolidated financial statements, we could become subject to additional purported class action, derivative or other securities litigation. As of the date hereof, we are not aware of any additional litigation or investigation having been commenced against us related to these matters, but we cannot predict whether any such litigation or regulatory investigation will be commenced or, if it is, the outcome of any such litigation or investigation. The initiation of any additional securities litigation or investigations, together with the lawsuits and investigations described above, may also harm our business and financial condition.
      Until the existing litigation and regulatory investigations, any additional litigation or regulatory investigation and any claims or issues that may arise in connection with the historical conduct of the business are resolved, it may be more difficult for us to raise additional capital or incur indebtedness or other obligations. If an unfavorable result occurred in any such action, our business and financial condition could be further adversely affected.
      In addition, from time to time the Company is party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business including claims that may be asserted against us by members or their guests. We cannot assure you that we will be able to maintain our general liability insurance on acceptable terms in the future or that such insurance will provide adequate coverage against potential claims. While the outcome of litigation can never be predicted with certainty, management believes that none of these matters will, either individually or in the aggregate, have a material adverse effect on the Company’s financial condition or results of operations.

As a result of our accounting issues and the general increased scrutiny of financial disclosure, investor confidence in us may have suffered and could suffer further. The results and timing of our audit and restatements could have such an effect and further materially and adversely affect the trading price of our securities and our ability to access capital markets and increase our litigation risks.
      Congress, the SEC, the U.S. Attorney’s Office and other regulatory authorities and the media are intensely scrutinizing a number of financial reporting issues and practices in publicly held corporations. As a result of our accounting issues and the general increased scrutiny of financial disclosure, investor confidence in us may have suffered and could suffer further. The results and timing of our audit and restatements may further adversely effect investor confidence in us and further materially and adversely affect the trading price of our securities and our ability to access capital markets and may increase our litigation risks.
Risks Relating to our Common Stock

Outstanding options may have an adverse effect on the market price of shares of Common Stock.
      As of September 30, 2005, and after giving effect to the issuance of 1,438,427 shares of Common Stock pursuant to the Consent Agreements, there were 36,083,560 shares of Common Stock outstanding. As of September 30, 2005, we had outstanding options, warrants and similar rights entitling the holders to purchase or acquire 5,364,223 shares of Common Stock and 1,155,861 shares of Common Stock reserved for future grants under our equity incentive plans. The effect, if any, on the market price of our Common Stock prevailing from time to time as a result of the issuance of additional shares of Common Stock if these stock options are exercised is unpredictable. No assurance can be given that the effect will not be adverse.

The value of your Common Stock may fluctuate significantly.
      The market price of our Common Stock has fluctuated and may continue to fluctuate as a result of, among other things, hedge fund activities and variations in our quarterly operating results, when available. These fluctuations may be exaggerated if the trading volume of our Common Stock is low. In addition, the stock market in general has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our Common Stock may experience similar or even more dramatic price and volume fluctuations, which may continue indefinitely.

Certain provisions of our Certificate of Incorporation, Bylaws and debt instruments make it more difficult to acquire Bally without the approval of our Board of Directors.
      Our Restated Certificate of Incorporation and the Amended and Restated By-Laws may inhibit changes in control of Bally not approved by our Board of Directors. These provisions include a classified Board of Directors, advance notice provisions for nominations for election of candidates to the Board of Directors and a “fair price provision.” The Company’s stockholder rights plan described in “Description of Capital Stock” renders an acquisition of control of the Company in a transaction not approved by the Company’s Board of Directors more difficult.
      Bally’s equity compensation plans provide for acceleration of stock options and restricted stock awards, among other things, upon a change in control of Bally, which has the effect of making an acquisition of control of Bally more expensive. These agreements may also inhibit a change in control of Bally and may have a negative effect on the market price of our Common Stock. The indentures also include change in control provisions that provide, among other things, that upon a change in control of Bally, the holders of the Senior Notes and Notes may require us to repurchase them at 101% of the principal amount, plus accrued and unpaid interest thereon. A change in control of Bally constitutes a default under our Credit Agreement. In addition, some of our officers have severance compensation agreements that provide for substantial cash payments and acceleration of other benefits in the event of a change in control of Bally.

We have never paid any dividends to our stockholders and do not anticipate doing so in the foreseeable future.
      We have not declared cash dividends on our Common Stock since we became a public company in January 1996, and do not anticipate declaring cash dividends in the foreseeable future. The terms of our Credit Agreement restrict us from paying dividends without the consent of the lenders during the term of the agreement. In addition, the Indentures generally limit dividends paid to the aggregate of 50% of consolidated net income earned after January 1, 1998, our net proceeds from any stock offerings and the exercise of outstanding stock options and warrants.
Risks Relating to our Business

Weaknesses in the Company’s internal controls and procedures could have a material adverse effect on the Company.
      Management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. In making its assessment of internal control over financial reporting as of December 31, 2004, management used the criteria described in “Internal Control — Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission. A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood a material misstatement of the annual or interim financial statements will not be prevented or detected.
      Management determined material weaknesses in our internal control over financial reporting existed as of December 31, 2004, and that certain of these material weaknesses led to the restatement of our consolidated financial statements for the years ended December 31, 2002 and 2003. The material weaknesses include deficiencies in the Company’s finance and accounting internal control environment (specifically a lack of acceptable and clearly communicated policies reflecting management’s attitudes toward financial reporting and the financial reporting function), the lack of a permanent Chief Financial Officer, ineffective delegation of authority and responsibility, insufficient instruction to employees responsible for significant estimates emphasizing the need to report using accurate and reasonable assumptions and judgments, and insufficiently experienced and trained staff. In addition, these material weaknesses include deficiencies in the controls surrounding the selection and application of accounting principles, specifically, ineffective policies requiring contemporaneous documentation of factual support for key judgments applied within its financial reporting process and the retention of that documentation in accordance with a formal document retention policy.
      If we are unable to substantially improve our internal controls, our ability to report our financial results on a timely and accurate basis will continue to be adversely affected, which could have a material adverse effect on our ability to operate our business. We have incurred and will continue to incur substantial expenses relating to the remediation of material weaknesses in our internal controls identified in our management assessment. These expenses may materially and adversely affect our financial condition, results of operations and cash flows. In addition, even after the remedial measures, our internal controls may not prevent all potential error and fraud, because any control system, no matter how well designed, can only provide reasonable and not absolute assurance that the objectives of the control system will be achieved.

If we do not retain our key personnel or fail to attract and retain other highly skilled employees our business may suffer.
      The success of our business is heavily dependent on the capabilities of our management team. If critical persons were to leave, it might be difficult to replace them and our business could be adversely affected. In addition, we cannot assure you that we can attract and retain sufficient qualified personnel to meet our business needs.

We are uncertain of our ability to obtain additional financing for our future capital needs. If we are unable to obtain additional financing, we may not be able to continue to operate our business.
      We currently anticipate our cash, cash equivalents and availability under our revolving credit facility will be sufficient to meet our anticipated needs for working capital and other cash requirements for at least the next 12 months; however, we do not know whether our cash, cash equivalents and revolving credit facility will be sufficient to meet our needs in 2007 when our Notes are due. In such event, we may need to raise additional funds through public or private equity or debt financings. We cannot assure you that any such funds will be available to us on favorable terms or at all. If such funds are unavailable to us, we may default on our Notes and may not be able to continue to operate our business. A default on our Notes may result in a cross-default under our Senior Notes, Credit Agreement and other indebtedness. In addition, a cross-default under our Credit Agreement may result in our inability to further draw on the revolving credit facility, and as such, we may not have enough cash to meet our operating needs.

We may not be able to attract or retain a sufficient number of members to maintain or expand the business.
      The profitability of the Company’s fitness centers is dependent, in part, on the Company’s ability to expand membership origination and retain its members. There are numerous factors that could prevent the Company from increasing its membership origination and improving retention at its fitness centers or that could lead to a decline in member origination and retention rates, including the public perception that certain industry participants fail to comply with consumer protection regulations, the ability of the Company to deliver quality service at a competitive cost, the presence of direct and indirect competition in the areas in which the Company’s fitness centers are located, delayed reinvestment into aging clubs that may require significant capital improvement, the public’s interest in fitness and general economic conditions. As a result of these factors, there can be no assurance that the Company’s membership levels will be adequate to maintain the business or permit the expansion of its operations.

We are subject to risks associated with implementation of new business initiatives.
      We have devoted significant resources in the development and testing of new business initiatives, including our Build Your Own Membership (“BYOM”) program and New Club Model (“NCM”). However, there can be no assurance that the results of our national roll out of these programs will be successful. Furthermore, the national roll out will require significant resources in the planning and implementation, as well as additional training for our club personnel, which may result in additional costs and distract personnel from other responsibilities. Accordingly, there can be no assurance that these programs will be effective in attracting and/or retaining members. Furthermore, NCM is a long term strategic initiative and, accordingly, may not result in short-term operating efficiencies and, if unsuccessful, may result in additional operating costs.

The positive results achieved from introducing the sale of products and services during recent years may not continue in the future.
      We have introduced a number of business initiatives to capitalize on our brand identity, distribution infrastructure, significant member base and frequency of visitation. These initiatives primarily focus on selling ancillary products and services to our members within our fitness centers and include: providing personal training services; selling Bally-branded nutritional products; opening retail stores selling nutritional products, workout apparel and related accessories; martial arts programs; and offering rehabilitative and physical therapy services. We have generated significant revenue from products and services since implementing these initiatives. However, they may not continue to be successful in the future. The sale and marketing of nutritional products, workout apparel and related accessories and the provision of rehabilitative and physical therapy services involve significant risk of competition.

We may not be able to continue to compete effectively in each of our markets in the future.
      The fitness center industry is highly competitive. Within each market in which we operate, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. We also compete, to some extent, with entertainment and retail businesses for the discretionary income of our target markets. In addition, we face greater regional competition with increasingly large and well-capitalized fitness companies such as 24 Hour Fitness Worldwide, Inc., L.A. Fitness, Inc., Town Sports International Holdings, Inc. and Life Time Fitness, Inc. We may not be able to continue to compete effectively in each of our markets in the future. Additionally, competitive conditions may limit our ability to maintain or increase pricing of membership fees and may impact our ability to attract new members, retain existing members and retain or attract qualified personnel.

We are subject to extensive government regulation. Changes in these regulations could have a negative effect on our financial condition and operating results.
      Our operations and business practices are subject to federal, state and local government regulations in the various jurisdictions in which our fitness centers are located and where our nutritional products are sold, including:

•	general rules and regulations of the FTC, state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues;

•	state and local health regulations; and

•	federal regulation of health and nutritional supplements.
      We are also a party to several state and federal consent orders. These consent orders essentially require continued compliance with applicable laws and require us to refrain from activities not in compliance with such applicable laws. From time to time, we make minor adjustments to our operating procedures to remain in compliance with applicable laws and we believe our operations are in material compliance with all applicable statutes, rules and regulations. The implementation of BYOM and NCM has required certain market-specific adjustments and may require future adjustments to remain in compliance with federal, state and local regulations. Our failure to comply with these statutes, rules and regulations may result in fines or penalties. Penalties may include regulatory or judicial orders enjoining or curtailing aspects of our operations. It is difficult to predict the future development of such laws or regulations, and although we are not aware of any material proposed changes, any changes in such laws could have a material adverse effect on our financial condition and results of operations.
      We are, and have been in the past, named as defendants in a number of purported class action lawsuits based on alleged violations of state and local consumer protection laws and regulations governing the sale, financing and collection of membership fees. To date, we have successfully defended or settled such lawsuits without a material adverse effect on our financial condition or results of operations. However, we cannot assure you that we will be able to successfully defend or settle all pending or future purported class action claims, and our failure to do so may have a material adverse effect on our financial condition.

Our trademarks and trade names may be misappropriated or subject to claims of infringement.
      We attempt to protect our trademarks and trade names through a combination of trademark and copyright laws, as well as licensing agreements and third-party nondisclosure agreements. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

DESCRIPTION OF OUR CAPITAL STOCK
General Matters
      The authorized capital stock of the Company consists of 10 million shares of preferred stock, $.10 per share par value (the “Preferred Stock”), and 60.2 million shares of Common Stock, $.01 per share par value. As of September 30, 2005, there were: (a) 36,083,560 shares of Common Stock outstanding, after giving effect to the issuance of 1,438,427 shares of Common Stock pursuant to the Consent Agreements; and (b) no shares of Preferred Stock outstanding.
      The descriptions of the capital stock set forth below do not purport to be complete and are qualified in their entirety by reference to the Delaware General Corporation Law and the full text of the Company’s Amended and Restated Certificate of Incorporation.
Common Stock
      All of our existing Common Stock is, and the shares of Common Stock offered hereby will be when issued, validly issued, fully paid and nonassessable. Set forth below is a brief discussion of the principal terms of our Common Stock.
      Voting Rights. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of Common Stock do not have cumulative voting rights.
      Dividend Rights. Subject to any preferential rights held by holders of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Company’s Board of Directors out of funds legally available therefor.
      Right to Receive Liquidation Distribution. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of outstanding Preferred Stock, if any.
      Preemptive or Similar Rights. Holders of Common Stock do not have preemptive, conversion or redemption rights.
      Stockholder Rights Plan. Pursuant to the Company’s stockholder rights plan, each outstanding share of Common Stock is accompanied by the right to purchase 1/1,000 of a share of Series B Preferred Stock. The rights are not exercisable or transferable apart from the Common Stock until certain events occur that are described in more detail below.
      NYSE Listing. Our Common Stock is listed on the New York Stock Exchange under the symbol “BFT.”
      As of August 31, 2005, there were 7,072 holders of record of our Common Stock.
      The transfer agent and registrar for the Common Stock is LaSalle National Trust, N.A.
Preferred Stock
      The Board of Directors of the Company, without further approval or action by the stockholders, is authorized to issue shares of Preferred Stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Issuances of Preferred Stock may adversely affect the rights of holders of Common Stock. Holders of Preferred Stock might, for example, be entitled to preference in distributions to be made to stockholders upon the liquidation, dissolution or winding up of the Company. In addition, holders of Preferred Stock might enjoy voting rights that limit, qualify or adversely affect the voting rights of holders of Common Stock. Such rights of the holders of one or more series of Preferred Stock might include the right to vote as a class with respect to election of directors, major corporate transactions or otherwise, or the right to vote together with the holders of Common Stock with respect to any such matter. The holders of Preferred Stock might be entitled to cast multiple votes per share. The issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders. The Company has no present plan to issue any shares of Preferred Stock.
Fair Price Provision
      Article Ninth of the Amended and Restated Certificate of Incorporation (the “Fair Price Provision”) requires the approval by the holders of 75% of the voting power of the outstanding capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”) as a condition for mergers and certain other business combinations (“Business Combinations”) involving the Company and any holder of more than ten percent (10%) of such voting power (an “Interested Stockholder”), as well as by the holders of a majority of the Voting Stock (excluding Voting Stock beneficially owned by the Interested Stockholder), unless the transaction is either (i) approved by a majority of the members of the Board of Directors of the Company who are not affiliated with the Interested Stockholder (the “Disinterested Directors”) or (ii) certain minimum price and procedural requirements are met. These requirements include that the aggregate amount of cash and the fair market value (as defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of capital stock in such Business Combination shall be at least equal to the highest of (i) the highest per share price paid by or on behalf of the Interested Stockholder for any share of such capital stock in connection with the acquisition by the Interested Stockholder of Beneficial Ownership of shares of such capital stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”) or (y) in the transaction in which it became an Interested Stockholder, or (ii) the fair market value per share of such capital stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”); or (iii) as to capital stock other than Common Stock, the highest preferential amount per share to which the holders of shares of such class or series of capital stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company regardless of whether the Business Combination to be consummated constitutes such an event. Also, the consideration to be received by holders of a particular class or series of outstanding capital stock must be in cash or in the same form as previously paid by or on behalf of the Interested Stockholder in connection with its direct or indirect acquisition of Beneficial Ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of capital stock varied as to form, the form of consideration for such class or series of capital stock must be either cash or the form used to acquire Beneficial Ownership of the largest number of shares of such class or series of capital stock previously acquired by the Interested Stockholder. In addition, there cannot be any of several specified changes in the payment of regular dividends or in the holdings of capital stock by such Interested Stockholders after the Determination Date, nor can the Interested Stockholders make any major change in the Company’s business or equity capital structure.
      The Fair Price Provision is designed to prevent a third party from utilizing two-tier pricing and similar inequitable tactics in a takeover attempt. The Fair Price Provision is not designed to prevent or discourage tender offers for the Company. However, the separate provisions contained in the Company’s Certificate of incorporation and the Company’s By-laws relating to its classified board of directors and advance notice provision requirements for nominating candidates for election to the board of directors will curtail an Interested Stockholder’s ability to exercise control in several respects, including such stockholder’s ability to change incumbent directors who may oppose a Business Combination or to implement a Business Combination by written consent without a stockholder meeting. In addition, the Fair Price Provision would discourage some takeover attempts by persons intending to acquire the Company in two steps and to eliminate remaining stockholder interests by means of a Business Combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in the Company.

Stockholder Rights Plan
      On October 18, 2005, the Company’s Board of Directors adopted a stockholder rights plan pursuant to which each outstanding share of Common Stock is accompanied by the right to purchase one one-thousandth (1/1000th) of a share of Series B Junior Participating Preferred Stock (the “Preferred Stock”), subject to certain anti-dilution adjustments. The rights expire on July 15, 2006 unless the rights are previously redeemed, exchanged or terminated or unless the continuation of the rights is previously approved by the stockholders of the Company by a vote of the majority of the shares present and entitled to vote at a stockholders meeting. If the stockholders approve the continuation of rights, the final expiration date will be October 18, 2015, subject to stockholder ratification of the rights plan by a vote of the majority of shares present and entitled to vote at a stockholders meeting to be held every subsequent two years no later than July 31st of the applicable year beginning in 2008.
      The rights are not exercisable or transferable apart from the Common Stock until the earlier of ten days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the Company’s Common Stock or ten business days (or a later date as determined by the Company’s Board of Directors) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group acquiring beneficial ownership of 15% or more of the Company’s Common Stock (the “Distribution Date”). Once exercisable, each right would separate from the Common Stock and be separately tradable and would entitle its holder to purchase, at the exercise price of $13.00, one one-thousandth (1/1000th) of a share of Preferred Stock. In lieu of receiving shares of Preferred Stock, holders of rights may elect to purchase, at the right’s then-current exercise price, a number of shares of Common Stock having a market value at that time of twice the right’s exercise price or, if the Company is acquired in a merger or other business combination transaction not approved by the Board of Directors, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at that time of twice the right’s exercise price. In all such events the rights of the person or group which triggered the occurrence of the Distribution Date will be void and not exercisable.
      The Company may redeem all (but not less than all) of the rights for a redemption price of $0.001 per right until the rights become exercisable. The Company may also exchange each right for one share of Common Stock or an equivalent security until an acquiring person or group owns 50% or more of the outstanding Common Stock.
Delaware Anti-Takeover Statute
      In addition, under Section 203 of the Delaware General Corporation Law (“DGCL”), as applicable to the Company, certain “business combinations” (defined broadly to include (i) mergers or consolidations between a Delaware corporation and an interested stockholder (as defined below) and (ii) certain transactions between a Delaware corporation and an interested stockholder involving the assets or stock of such corporation or its majority-owned subsidiaries, including sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions which increase the interested stockholders’ proportionate share ownership in the corporation) between a Delaware corporation and an interested stockholder (defined generally as a stockholder (together with affiliates and associates of such stockholder) who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock) are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) prior to the date such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock owned by officers who also are directors and voting stock held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iii) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.